Exhibit 7.1

                DISTRIBUTION AGREEMENT FOR TOYLAB INC SMALL TOOLS
                              SCIENTIFIC EQUIPMENT



This agreement is between NEXGEN BIOTECHNOLOGIES INC (herein called Nexgen) with its principle address of WONCHON-DONG 65-1, YUSUNG GU, DAEJON CITY, SOUTH KOREA, 305-370 and GUARDIAN BIOTECHNOLOGIES INC (herein called Guardian) whose principle address is IPW 110 GYMNASIUM PLACE, SASKATOON, SASKATCHEWAN, CANADA. S7N 0W9.



                                    RECITALS

NEXGEN BIOTECHNOLOGIES INC has the sole distribution rights of all products that are produced by TOYLAB INC (whose principle address is WOLGOK-DONG 96-22, SONGBUK-GU, SEOUL, KOREA. 136-132) and has the authority to enter into distribution agreements with third parties.

NEXGEN BIOTECHNOLOGIES INC desires to enter into an agreement with GUARDIAN BIOTECHNOLOGIES INC to distribute TOYLAB INC products through out North America.

GUARDIAN BIOTECHNOLOGIES INC is willing to act as the distributor of TOYLAB INC products in North America.

Now, therefore, in consideration of the mutual covenants herinafter set forth, the parties agree as follows:


     1.  DEFINITIONS.

          1.1  Customer  means  the  end  user  of  a  product.
          1.2 Product List means the list of Suppliers products in Appendix A, which may be amended from time to time pursuant to section 2.2.
          1.3  Product  means  the  products  in  the  product  list.


     2.  PRODUCT  TERMS
          2.1  Distributor  Appointment.  The  supplier, Nexgen, hereby appoints
               Guardian  as  the  exclusive  distributor  of  the  Products.
          2.2  Product  Offerings.  From time to time additional products may be added  to the Product list upon mutual agreement of both parties.
          2.3 Samples. Nexgen agrees to provide samples of the Products when it is able to do so and in a timely manner.
          2.4 Prices. The prices paid by Guardian to the Supplier, Nexgen, shall initially be set forth as described in Appendix A.
          2.5 Guardian prices. The supplier, Nexgen, and Guardian agree that Guardian will sell the Products to its customers at an additional 25% over its cost.

     3.  ORDERING  AND  PAYMENT
          3.1 Orders. Customer orders for products shall be taken by Guardian. Guardian shall order products from Nexgen by placing purchase orders when required.

          3.2 Payment. Payment for accepted orders shall be due 30 days from delivery. Payment to Nexgen from Guardian shall be due within 30 days of product delivery.
          3.3 Controlling terms. The terms and conditions of each order placed shall be governed by this agreement.

     4.  SHIPMENT
          4.1 Packaging. Supplier shall package products in its companies or in Toylab Inc packaging.
          4.2 Shipment. Ordered products shall be shipped as soon as possible after the placement of an order.
          4.3 Reports. Guardian will make available monthly reports summarizing the sales of the products.

     5.  TERMS  AND  CONDITIONS
          5.1 Term. This agreement becomes effective on the date listed in this agreement and will remain effective for one year from that date. The agreement will automatically renew for an additional one year term.
          5.2 Termination. This agreement may be terminated with 30 days written notice from either party.
          5.3 Effects of termination. Upon termination of this agreement each party shall i) Promptly pay the other party any unpaid amounts due as of the termination. ii) Return or destroy any confidential information.
          5.4 No Liability for Termination. Neither party will be liable for damages of any kind as a result of termination of this agreement.


     6.  CONFIDENTIALITY
          Each party agrees that all information disclosed by it to the other party hereunder shall be deemed to be "Confidential Information". Not withstanding the foregoing, Confidential Information shall not include information which (i) the recipient can demonstrate was lawfully in its position prior to its first receipt of such information or (ii) at the date hereof or hereafter becomes available to the public without breach by the recipient from third parties. Each party agrees to treat such Confidential Information as confidential information and shall take reasonable precautions to safeguard such information, shall not use it for unauthorized purposes and shall not disclose it to any third party without prior written consent of the party from whom it was obtained.

     7.  GENERAL
          7.1 Assignment. Neither party may assign, delegate, or transfer this agreement or any of its rights or duties hereunder, without the prior written consent of the other party. The provisions of this agreement shall be binding upon and insure to the benefit of the parties, their successors and permitted assigns.
          7.2 Entire agreement. This agreement and its appendixes attached hereto constitute the entire and exclusive agreement between the parties hereto with respect to the subject matter.
          7.3 Governing law. This agreement will be governed by and interpreted in accordance with the Laws of the Province of Saskatchewan.
          7.4 Modification and waiver. No modification to this agreement, nor any waiver of any rights, will be effective unless assented to in writing to the other party.
          7.5 Severability. If for any reason any provision of this agreement shall be held by a court of law to be invalid or unenforceable, the remining provisions of this agreement shall remain in full force and effect.
          7.6 License to supplier marks. The supplier hereby grants to Guardian exclusive rights to use and to reproduce for use the Suppliers trademarks, trade names, Product names, Logos and marketing material provided by the Supplier in order to distribute the Suppliers products.

In witness whereof, the duly authorized representatives of Nexgen (Supplier) and Guardian have executed this agreement.

Signed  this  9th  day  of  February,  2003




/s/  Sun  Lee  /s/                              /s/  James  Macpherson  /s/
------------------                              ---------------------------
Dr.  Sun  Lee                                   Dr.  James  Macpherson
CEO/President                                   General  Manager
Nexgen  Biotechnologies  Inc.                   Guardian  Biotechnologies  Inc.